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                                                                    EXHIBIT 99.4

                                  PRESS RELEASE

PLANET POLYMER TECHNOLOGIES, INC. ANNOUNCES AGREEMENT WITH ALLERGY FREE TO COMBINE COMPANIES, YEAR ENDED DECEMBER 31, 2003 FISCAL RESULTS AND AGWAY SALE OF LICENSING RIGHTS TO BASF AND ALLTECH

                  San Diego, CA-March 22, 2004-On March 18, 2004, Planet Polymer Technologies, Inc. (OTC BB: POLY.OB) a San Diego advanced materials company ("Planet") and Allergy Free, LLC, a California limited liability company ("Allergy Free"), jointly announced entering into an Asset Purchase Agreement in which Planet will acquire substantially all of the assets of Allergy Free and assume certain of the liabilities of Allergy Free, for which Planet will issue a subordinated convertible note not to exceed approximately $2.8 million and not less than 28,193,900 shares of Common Stock in Planet.

                  Planet also announced its plan to distribute to a trustee for the benefit of Planet shareholders of record as of April 15, 2004, the right to receive all royalties payable to Planet pursuant to the Sale and Licensing Agreements between Planet and Agway, Inc., relating to Planet's FreshSeal(R) and Optigen(R) technology and the Purchase, Sale and License Agreement between Planet and Ryer Enterprises, LLC, relating to Planet's AQUAMIM(R) technology. Planet has been advised by Agway, that Agway has sold its rights to the FreshSeal(R) and Optigen(R) technologies to BASF and Alltech, respectively.

                  The combination with Allergy Free and planned distribution to shareholders are subject to a number of conditions set forth in the Agreement including approval of Planet shareholders. Following completion of the combination Scott L. Glenn will lead the Company in the role of President and Chief Executive Officer.

                  H. Mac Busby, the President and Chief Operating Officer of Planet stated, "The combined acquisition of Allergy Free and the spin-off of license royalties will allow shareholders to participate in the upside of both facets of the business." Scott L. Glenn noted that "by integrating into the Planet structure we will be able to aggressively execute our strategy of acquisition and internal growth of our allergy and asthma products."

         Planet also reported revenues for the year ending December 31, 2003 of $175,082 and a loss from operations of $220,174 compared to revenues of $162,073 and a loss from operations of $695,489 in 2002. Planet recognized a gain on sale of assets related to its technology resulting in a net profit for 2003 of $71,308 compared to a net loss of $666,650 for the same period of 2002. For the year ended December 31, 2003 profit per share was $0.01, compared to a loss of $0.07 in 2002.

         For further information contact Scott L. Glenn at (858) 456-2252 or H. Mac Busby at (619) 291-5694.

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                  Except for the historical information contained herein, this news release contains forward-looking statements which involve risks and uncertainties, including the risk that actual results could differ materially from the results that may be indicated by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the market acceptance of new products and technologies, and market conditions as well as other risks detailed from time to time in Planet Polymer's SEC reports, including the report on Form 10-KSB for the year ended December 31, 2002.